AGREEMENT AND PLAN OF MERGER
OF
CYBERDEFENDER CORPORATION,
A DELAWARE CORPORATION
AND
CYBERDEFENDER CORPORATION,
A CALIFORNIA CORPORATION

This Agreement and Plan of Merger dated as of May 25, 2010 (the “Agreement”) is entered into by and between CyberDefender Corporation, a California corporation (“CyberDefender California”), and its wholly-owned subsidiary, CyberDefender Corporation, a Delaware corporation (“CyberDefender Delaware”). CyberDefender Delaware and CyberDefender California are sometimes referred to in this Agreement as the “Constituent Corporations.”

RECITALS

A. CyberDefender Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 110,000,000 shares, 100,000,000 of which are designated “Common Stock,” $0.001 par value, and 10,000,000 of which are designated “Preferred Stock,” $0.001 par value. As of the date of this Agreement, 100 shares of CyberDefender Delaware Common Stock were issued and outstanding, all of which are held by CyberDefender California, and no shares of Preferred Stock were issued and outstanding.

B. CyberDefender California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 50,000,000 shares of Common Stock, no par value. As of May 25, 2010, 25,845,375 shares of CyberDefender California Common Stock were issued and outstanding.

C. The Board of Directors of CyberDefender California has determined that, for the purpose of effecting the reincorporation of CyberDefender California in the State of Delaware, it is advisable and in the best interests of CyberDefender California and its shareholders that CyberDefender California merge with and into CyberDefender Delaware upon the terms and conditions provided in this Agreement.

D. The respective Boards of Directors of CyberDefender Delaware and CyberDefender California have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholder(s) and, if approved by such stockholder(s), executed by officers of their respective corporations.

AGREEMENT

In consideration of the mutual agreements and covenants set forth herein, CyberDefender Delaware and CyberDefender California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

Section 1. Merger.    In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the California General Corporation Law, CyberDefender California shall be merged with and into CyberDefender Delaware (the “Merger”), the separate existence of CyberDefender California shall cease and CyberDefender Delaware shall be, and is sometimes referred to below as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be “CyberDefender Corporation”.

Section 2. Closing.    The closing of this Agreement shall take place at 617 W. 7th Street, Suite 1000, Los Angeles, CA 90017, as soon as practicable following the satisfaction of all conditions to closing set forth in Section 3 of this Agreement (the “Closing”).

Section 3. Conditions to Closing.    The obligations hereunder of both parties to enter into this Agreement are subject to their satisfaction, at or before the Closing, of each of the conditions set forth below:

3.1 Adoption and Approval by Stockholders.    Adoption and approval of this Agreement and the Merger by the stockholder(s) of each Constituent Corporation in accordance with the applicable requirements of the Delaware General Corporation Law and the California General Corporation Law; and

3.2 Satisfaction of Conditions Precedent.    The satisfaction or waiver of all of the conditions precedent to the consummation of the Merger as specified in this Agreement.

Section 4. Filing and Effectiveness.    Upon the satisfaction of all conditions to Closing set forth in Section 3 above, the parties shall file, and the Merger shall become effective upon completion of the filing, with the Secretary of State of Delaware of an executed Certificate of Ownership and Merger or an executed counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law. The date and time when the Merger becomes effective is referred to in this Agreement as the “Effective Time of the Merger.”

Section 5. Effect of the Merger.    Upon the Effective Time of the Merger, the separate existence of CyberDefender California shall cease and CyberDefender Delaware, as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time of the Merger, (b) shall be subject to all actions previously taken by its and CyberDefender California’s Board of Directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of CyberDefender California in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (d) shall continue to be subject to all of the debts, liabilities and obligations of CyberDefender Delaware as constituted immediately prior to the Effective Time of the Merger and (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of CyberDefender California in the same manner as if CyberDefender Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the California General Corporation Law.

Section 6. Charter Documents, Directors and Officers.

6.1 Certificate of Incorporation.    The Certificate of Incorporation of CyberDefender Delaware as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

6.2 Bylaws.    The Bylaws of CyberDefender Delaware as in effect immediately prior to the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

6.3 Directors and Officers.    The directors and officers of CyberDefender Delaware immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

Section 7. Manner of Conversion of Stock.

7.1 CyberDefender California Common Stock.    Upon the Effective Time of the Merger, each one share of CyberDefender California Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such share or any other person, be converted into and exchanged for one fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

7.2 CyberDefender California Options, Stock Purchase Rights and Convertible Securities.

(a) Upon the Effective Time of the Merger, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, employee benefit and other equity-based award plans heretofore adopted by CyberDefender California (the “Plans”). Each outstanding and unexercised option, warrant, other right to purchase, or security convertible into, CyberDefender California Common Stock (a “Right”) shall become, subject to the provisions in paragraph (c) hereof, an option, right to purchase, or a security convertible into the Surviving Corporation’s Common Stock, respectively, on the basis of one share of the Surviving Corporation’s Common Stock, as the case may be, for each one share of CyberDefender California Common Stock, issuable pursuant to any such Right, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such CyberDefender California Right at the Effective Time of the Merger. This paragraph 7.2(a) shall not apply to CyberDefender California Common Stock. Such Common Stock is subject to paragraph 7.1 hereof.

(b) A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise or conversion of Rights equal to the number of shares of CyberDefender California Common Stock so reserved immediately prior to the Effective Time of the Merger.

(c) The assumed Rights shall not entitle any holder thereof to a fractional share upon exercise or conversion. In lieu thereof, any fractional share interests to which a holder of an assumed Right would otherwise be entitled upon exercise or conversion shall be aggregated (but only with other similar Rights which have the same per share terms). To the extent that after such aggregation, the holder would still be entitled to a fractional share with respect thereto upon exercise or conversion, the holder shall be entitled upon the exercise or conversion of all such assumed Rights pursuant to their terms (as modified herein), to one full share of Common Stock in lieu of such fractional share. With respect to each class of such similar Rights, no holder will be entitled to more than one full share in lieu of a fractional share upon exercise or conversion.  In addition, no “additional benefits” (within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986, as amended) shall be accorded to the optionees pursuant to the assumption of their options.

7.3 CyberDefender Delaware Common Stock.    Upon the Effective Time of the Merger, each share of Common Stock, $0.001 par value, of CyberDefender Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by CyberDefender Delaware, CyberDefender California or any other person, be canceled and returned to the status of authorized but unissued shares.

7.4 Exchange of Certificates.    After the Effective Time of the Merger, each holder of an outstanding certificate representing CyberDefender California Common Stock may, at such holder’s option, surrender the same for cancellation to Continental Stock Transfer & Trust Company as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which the surrendered shares were converted as provided herein. Until so surrendered, each outstanding certificate theretofore representing shares of CyberDefender California capital stock shall be deemed for all purposes to represent the number of whole shares of the appropriate class and series of the Surviving Corporation’s capital stock into which such shares of CyberDefender California capital stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of capital stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing capital stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of CyberDefender California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

If any certificate for shares of the Surviving Corporation’s stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

Section 8. General.

8.1 Covenants of CyberDefender Delaware.    CyberDefender Delaware covenants and agrees that it will, at or before the Effective Time of the Merger:

(a) Qualify to do business as a foreign corporation in the State of California and irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California General Corporation Law.

(b) File any and all documents with the California Franchise Tax Board necessary for the assumption by CyberDefender Delaware of all of the franchise tax liabilities of CyberDefender California; and

(c) Take such other actions as may be required by the California General Corporation Law.

8.2 Further Assurances.    From time to time, as and when required by CyberDefender Delaware or by its successors or assigns, there shall be executed and delivered on behalf of CyberDefender California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by CyberDefender Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CyberDefender California and otherwise to carry out the purposes of this Agreement, and the officers and directors of CyberDefender Delaware are fully authorized in the name and on behalf of CyberDefender California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

8.3 Abandonment.    At any time before the Effective Time of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either CyberDefender California or CyberDefender Delaware, or both, notwithstanding the approval of this Agreement by the shareholders of CyberDefender California or by the sole stockholder of CyberDefender Delaware, or by both.

8.4 Amendment.    The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series of capital stock of such Constituent Corporation.

8.5 Registered Office.    The registered office of the Surviving Corporation in the State of Delaware is located at 1811 Silverside Road, City of Wilmington, New Castle County, State of Delaware 19810-4345. The name of its registered agent at such address is VCorp Services, LLC.

8.6 Agreement.    Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 617 W. 7th Street, Suite 1000, Los Angeles, CA 90017 and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

8.7 Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

8.8 Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one instrument.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of this day and year first above written.

CYBERDEFENDER CORPORATION, a California corporation

By:	/s/ Gary Guseinov
	Name:	Gary Guseinov
	Title:	Chief Executive Officer

ATTEST:

By:	/s/ Kevin Harris
Kevin Harris, Secretary

CYBERDEFENDER CORPORATION, a Delaware corporation

By:	/s/ Gary Guseinov
	Name:	Gary Guseinov
	Title:	Chief Executive Officer

ATTEST:

By:	/s/ Kevin Harris
Kevin Harris, Secretary